EXHIBIT 99.3

Notification of Availability of Meeting Materials

Important Notice Regarding the Availability of Meeting Materials for the Annual General and Special Meeting (the “Meeting”) of Shareholders of Tekmira Pharmaceuticals Corporation (“Tekmira”)
to be held at Terminal City Club at 837 West Hastings Street, Vancouver, British Columbia,
on Thursday, May 8, 2014 at 2:00pm, Pacific Standard Time

You are receiving this notice to advise that the Meeting materials for the above noted Meeting are available on the Internet.  In accordance with recent changes to Canadian securities laws, Tekmira has elected to use the notice-and-access mechanism for delivery of the Meeting materials.  The use of notice-and-access directly benefits Tekmira through a reduction in postage and material costs and is also more environmentally friendly because it helps to reduce paper usage. Follow the instructions below to view the Meeting materials on the Internet.  This communication presents only an overview of the more complete Meeting materials that are available to you on the Internet.

— How to Access the Meeting Materials —

How to View Online – You may access the Meeting materials (Notice of Meeting and Proxy Circular) on the Internet at:
www.tekmira.com
or
www.sedar.com
How to Receive a Paper Copy – If you want to receive a paper copy of the Meeting materials by mail, you may request one by calling us toll free at 1-888-433-6443 or via email at fulfilment@canstockta.com.  There is no charge to you for requesting a paper copy.  Requests should be received by us no later than May 2, 2014 to ensure you receive the materials in advance of the voting deadline and Meeting date.

— Matters to be Voted Upon at the Meeting —

The resolutions to be voted on at the Meeting are listed below along with the section within the Information Circular for the Meeting where disclosure regarding the matter can be found:
1.	to elect directors for the ensuing year – see “Proposal 1 – Election of Directors”;
2.	to appoint auditors for the ensuing year – see “Proposal 2 – Re-Appointment of Auditors”; and
3.	to approve an ordinary resolution authorizing an amendment of Tekmira’s omnibus share compensation plan to increase, by 800,000 common shares, the number of common shares in respect of which awards may be granted thereunder – see “Proposal 3 – Approval of increase in the number of common shares in respect of which awards may be granted under the 2011 Plan”

— How to Vote —

To vote your Tekmira shares, you must vote in accordance with the instructions on the enclosed Form of Proxy or Voting Instruction Form by the deadline noted on the Form of Proxy or Voting Instruction Form. Tekmira must receive your vote before 2:00pm (Pacific Standard Time) on Tuesday, May 6, 2014, or, if the Meeting is adjourned, forty eight (48) hours (excluding Saturdays, Sundays and holidays) before the Meeting.
You are reminded to review the Meeting materials before voting.

If you have questions regarding the availability of Meeting materials or Notice-and-Access, call us toll free at 1-800-387-0825.